Exhibit 20

FOR IMMEDIATE RELEASE	Press Contact and Investor
Contact:
Douglas W. McMinn
703/934-3655

KAISER GROUP HOLDINGS ANNOUNCES

PROPOSED REVERSE STOCK SPLIT

FAIRFAX, VA April 7, 2005 - Kaiser Group Holdings, Inc. (OTCBB and Pink Sheets:  KGHI) announced today that its Board of Directors has approved a 1-for-20 reverse stock split of its common stock.  The proposed reverse split is subject to approval by the holders of a majority of the voting power of issued and outstanding shares of Kaiser Group common and preferred stock. Stockholders will be asked to approve the reverse split at Kaiser Group’s next annual meeting of stockholders, currently expected to be held in May or June of this year.  The record date for the annual meeting is April 28, 2005.

If the reverse split is approved by Kaiser Group stockholders and implemented, Kaiser Group expects to have fewer than 300 common stockholders of record, which would enable Kaiser Group to voluntarily terminate the registration of its common stock under the Securities Exchange Act of 1934.  As a result, Kaiser Group would no longer be required to file periodic reports and other information with the Securities and Exchange Commission, although it intends to publish by press release and on its website quarterly and annual results following deregistration.  The Company expects that its common and preferred shares will continue to be traded in the over-the-counter markets and quoted in the “pink sheets.”

Every common stockholder of record on the date of effectiveness of reverse split will be entitled to receive one share of Common Stock for every 20 shares of Common Stock held by such person.  No fractional shares will be issued in connection with the Reverse Split.  Following the reverse split, the Company will pay holders of fractional shares an amount equal to $29.25 for each corresponding share of Common Stock held by such stockholder immediately before the effective date.

“The costs associated with Kaiser Group being an SEC reporting company are no longer justified by the limited benefits to Kaiser Group and its stockholders,” said Douglas McMinn, President and CEO of Kaiser Group. “These costs have significantly increased for Kaiser Group as a result of the passage of The Sarbanes-Oxley Act of 2002 and ensuing SEC rules, and we expect these costs to continue to increase in the future. Deregistering as an SEC reporting company should provide Kaiser Group with cost savings, as well as increased management flexibility to focus on strategic priorities for the Company.”

This press release is only a description of a proposed reverse split and is not a solicitation of a proxy or an offer to acquire any shares of common stock.  Kaiser Group intends to file a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the reverse split.  All stockholders are advised to read the definitive proxy statement and Schedule 13E-3 carefully when the documents are available because the documents will contain important information about the annual meeting and the proposed reverse split, including information about the persons soliciting proxies, their interests in the reverse split, and related matters.  Once filed, Stockholders will be able to obtain a free copy of the proxy statement and Schedule 13E-3 at the SEC’s web site at www.sec.gov.  Kaiser Group will also mail a copy of the definitive proxy statement prior to the annual meeting to its stockholders entitled to vote at the annual meeting.

This release contains, and our periodic filings with the Securities and Exchange Commission and written or oral statements made by our officers and directors to press, potential investors, securities analysts and others, may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are not historical facts, but rather are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee” or other words or phrases of similar import.  Similarly, statements that describe or contain information related to matters such as our intent, belief, or expectation with respect to financial performance, claims resolution, cash availability, stock redemption plans, contract awards and performance, potential acquisitions and joint ventures, and cost-cutting measures are forward-looking statements. These forward-looking statements often reflect a number of assumptions and involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those currently anticipated in these forward-looking statements.  In light of these risks and uncertainties, the forward-looking events might or might not occur.